Exhibit 99.1


Contact:                                                       Investor Contact:
Thomas N. Konatich                                                   Dianne Will
SIGA Technologies, Inc.                               Willstar Consultants, Inc.
CFO & Acting CEO                                                  (518) 398-6222
(212) 672-9100                                                dwill@willstar.net
                                                              ------------------


              MacAndrews & Forbes and TransTech Pharma Complete
        $10,000,000 Investment in SIGA Following Stockholder Approval

NEW YORK, January 8, 2004 -- SIGA Technologies, Inc. (NASDAQ: SIGA and
FRANKFURT: SGW 919 473), a biopharmaceuticals company developing products for the prevention and treatment of serious infectious diseases, including products for use against biological warfare agents such as smallpox, announced today that MacAndrews & Forbes Holdings Inc., a corporation wholly-owned by Ronald O. Perelman, and TransTech Pharma, Inc., a privately held drug discovery company, have funded the final portion of their $10,000,000 investment in SIGA following the approval by SIGA's stockholders at today's meeting.

Immediately following the SIGA stockholders' meeting, MacAndrews & Forbes invested $1,840,595 in SIGA in exchange for 1,278,191 shares of SIGA common stock at a price of $1.44 per share and warrants to purchase up to an additional 639,095 shares of SIGA common stock at an exercise price of $2.00 per share; and TransTech Pharma invested $5,000,000 in SIGA in exchange for 3,472,222 shares of SIGA common stock and warrants to purchase up to an additional 1,736,111 shares of SIGA common stock on the same terms.

SIGA anticipates using funds from these investments for research and development, the pursuit of growth opportunities and general corporate purposes. SIGA and TransTech Pharma are parties to a drug discovery collaboration agreement.

Also on January 8, 2004, in accordance with the terms of the investment, Paul G. Savas and Adnan M. M. Mjalli, Ph.D., the respective designees of MacAndrews & Forbes and TransTech Pharma, were appointed to serve on SIGA's board of directors.

As previously announced, on August 13, 2003, MacAndrews & Forbes invested $1,000,000 in SIGA in exchange for 694,444 shares of SIGA common stock at a price of $1.44 per share and warrants to purchase an additional 347,222 shares of SIGA common stock at an exercise price of $2.00 per share. On October 8, 2003, MacAndrews & Forbes invested $2,159,405 in SIGA in exchange for 1,499,587 shares of SIGA common stock at a price of $1.44 per share and warrants to purchase up to an additional 749,794 shares of SIGA common stock at an exercise price of $2.00 per share.

The members of SIGA's board of directors who are not affiliated with MacAndrews & Forbes separately considered and approved the purchase agreement and the transactions contemplated thereby.


About SIGA Technologies, Inc.

SIGA Technologies is applying bacterial genomics in the design and development of novel products for the prevention and treatment of serious infectious diseases, with an emphasis on products for biological warfare defense. SIGA has the potential of becoming a significant force in the discovery of vaccine and pharmaceutical agents to fight emerging pathogens. SIGA's product development programs emphasize the increasingly serious problem of drug resistant bacteria and emerging pathogens. SIGA's vaccine and drug platforms are based on its pioneering research into the structure, function and processing of bacterial surface proteins. For more information about SIGA, please visit SIGA's Web site at www.siga.com.


About TransTech Pharma, Inc.

TransTech Pharma is a privately held drug discovery and development company employing approximately 70 people. TransTech Pharma's high-throughput drug discovery platform, TTP Translational Technology(R), translates the wealth of information from genomics and proteomics into novel and effective small molecules as therapeutics. In addition to its collaboration with SIGA, TransTech Pharma has multi-year, multi-target drug discovery collaborations with Novo Nordisk A/S and Cephalon, Inc., both of which have an equity position in TransTech Pharma. In addition,TransTech Pharma is committed to the continued development of its own pre-clinical and clinical pipeline of small molecule drug candidates. For more information about TransTech Pharma, please visit TransTech Pharma's Web site at www.ttpharma.com.

This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the efficacy and intended use of SIGA's technologies under development. Forward-looking statements are based on management's estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond the control of SIGA. Actual results may differ materially from those anticipated in any forward-looking statement. Factors which may cause such differences include the risks: that potential products that appeared promising to SIGA or its collaborators in early research or clinical trials do not demonstrate efficacy or safety in subsequent pre-clinical or clinical trials and that SIGA or its collaborators will not obtain appropriate or necessary government approvals to market products tested in such trials.

More detailed information about SIGA and the factors discussed above is set forth in SIGA's filings with the Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended, and in other documents that SIGA has filed with the Commission. Investors and security holders are urged to read those documents free of charge at the Commission's Web site at www.sec.gov. Those documents may also be obtained free of charge from SIGA. SIGA does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.